Exhibit 5.2

[Campbells letterhead]

Floor 4, Willow House,
Cricket Square
Grand Cayman KY1-9010
Cayman Islands
Ribbit LEAP, Ltd.
Floor 4, Willow House, Cricket Square	D +1 345 914 5879
Grand Cayman KY1-9010	T +1 345 949 2648
Cayman Islands	E jreilly@campbellslegal.com

campbellslegal.com

Our Ref: ASC/JLR/14957-33347
Your Ref:

8 September 2020	CAYMAN | BVI | HONG KONG

Dear Sirs

Ribbit LEAP, Ltd. (the “Company”)

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United Stated Securities Exchange Commission under the United States Securities Act of 1933 (the “Act”), as amended (including its exhibits, the “Registration Statement”) related to the offering and sale of:

•                  up to 35,000,000 units (together, the “Units”), each Unit consisting of one Class A Ordinary Share of the Company with a par value of US$0.00001 each (the “Ordinary Shares”) and one-fifth of one redeemable warrant to purchase one Ordinary Share (the “Warrants”);

•                  up to 5,250,000 Units (the “Over-Allotment Units”), which the several underwriters, for whom JP Morgan Securities LLC is acting as representative (the “Representative”), will have a right to purchase from the Company to cover over-allotments, if any;

•                  all Ordinary Shares and all Warrants issued as part of the Units and the Over-Allotment Units; and

•                  all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

For the purposes of giving this opinion, we have examined the documents and instruments listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted by the courts of the Cayman Islands at the date hereof.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

1                                         The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and legal right under its Memorandum and Articles of Association (defined in Schedule 1) to issue the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents (defined in Schedule 1)), to execute and deliver the Unit Certificates, Share Certificates (each defined in Schedule 1) and the Warrant Documents and to perform its obligations, and exercise its rights, under such documents.

2                                         The Company has taken all requisite corporate action to authorise:

2.1                               The issue of the Ordinary Shares (including the issue of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents); and

2.2                               The execution and delivery of the Unit Certificates, Share Certificates and the Warrant Documents and the performance of its obligations, and the exercise of its rights, under such documents.

3                                         Once the Unit Certificates, Share Certificates and Warrant Documents have been executed and delivered by the Company in accordance with the authorisations contained in the Resolutions (defined in Schedule 1), the Unit Certificates, Share Certificates and Warrant Documents shall be duly executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4                                         The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), when issued by the Company upon:

4.1                               Payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) and in accordance with the Memorandum and Articles Association; and

4.2                               The entry of those Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction, who may rely upon this opinion as if addressed to them, and may not be relied upon by any other person without our prior written consent.  This opinion shall be construed in accordance with the laws of the Cayman Islands. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

/s/ Campbells
Campbells

Schedule 1

List of Documents Examined

1                                         Certificate of Incorporation of the Company dated 7 July 2020 issued by the Registrar of Companies;

2                                         Amended and Restated Memorandum and Articles of Association of the Company dated 2 September 2020 (the “Memorandum & Articles of Association”);

3                                         Certificate of Good Standing in respect of the Company dated 8 September 2020 issued by the Registrar of Companies;

4                                         Director’s Certificate certifying matters of fact and signed by a director of the Company dated 8 September 2020 (the “Director’s Certificate”);

5                                         Resolutions of the Directors of the Company dated 8 September 2020 (the “Resolutions”);

6                                         A copy of the Registration Statement;

7                                         A draft form of the unit certificate representing the Units and the Over-Allotment Units (the “Unit Certificates”);

8                                         A draft specimen certificate for Ordinary Shares (the “Share Certificates”);

9                                         A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents” and together with the Unit Certificates and Share Certificates, the “Documents”); and

10                                  Such other documents as we have considered necessary for the purposes of rendering this opinion.

Schedule 2

Assumptions

The opinions hereinbefore given are based upon the following assumptions:

1                                         There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2                                         The Documents are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will when executed and delivered constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

3                                         The choice of the laws of the jurisdiction selected to govern the Warrant Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than, in the case of Company, the Cayman Islands).

4                                         All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

5                                         The Resolutions remain in full force and effect.

6                                         The Company was on the date of execution of the Documents able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due.

7                                         All original documents are authentic, all copies are complete and conform to their originals and conform in every material respect to the latest drafts of the same produced to us, all signatures and seals are genuine, all documents purporting to be sealed have been so sealed, and, with respect to electronic signatures, that: (i) the means of creating the electronic signatures is linked to the signatory and to no other person; (ii) the means of creating the electronic signature was, at the time of signing, under the control of the signatory; (iii) no alteration to the electronic signature has been made after the time of signing; and (iv) any alteration made to the documents executed by way of an electronic signature after the time of signing is detectable.

8                                         The Minute Book of the Company examined by us on the date hereof at its Registered Office contains a complete and accurate record of the business transacted by it.

9                                         The corporate records of the Company examined by us on the date hereof at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

10                                  The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office at 10 am on the business day immediately preceding the date of this letter covering the period of six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

11                                  The Resolutions were duly adopted in accordance with the Memorandum and Articles of Association and remain in full force and effect.

12                                  No action or event (including the expiry of a time period) has taken place which causes the dissolution of the Company.

13                                  No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (as revised) and the Terrorism Law (as revised), respectively) and the parties thereto will comply, or have complied, with their obligations under the Proceeds of Crime Law, the Terrorism Law, the Anti-Money Laundering Regulations (as revised) and the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands.

14                                  The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

15                                  None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (the “Relevant Interests”) that are subject to a restrictions notice issued pursuant to the Companies Law (as revised) of the Cayman Islands (a “Restrictions Notice”).

16                                  None of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions extended to the Cayman Islands by the Order of Her Majesty in Council.

Schedule 3

Qualifications

The opinions hereinbefore given are subject to the following qualifications:

1                                         The term “enforceable” as used above means that the obligations assumed under the Documents are of a type which the courts of the Cayman Islands enforce.  However:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity;

(c)                                  claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands are empowered to make any awards in Cayman Islands dollars although such power is not generally exercised contrary to the expressed intention of contracting parties;

(f)                                   as a general matter of Cayman Islands law to the extent that a contractual provision is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; however in so far as the Documents provide that where a person fails to perform any of its obligations under, or otherwise breaches the provisions of, the Documents that person may be subject to or suffer remedies for, or consequences of, the failure or breach specified in the Documents or otherwise applicable under any law then those remedies or consequences shall not be unenforceable solely on the basis that they are penal in nature;

(g)                                  to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(h)                                 a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(i)                                     enforcement may be prohibited or otherwise prejudiced if a Relevant Interest in subject to a Restrictions Notice.

2                                         In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands (e.g. for purposes of enforcement or obtaining payment), stamp duty will be payable on the original thereof and any counterparts thereof of a nominal amount.

3                                         A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4                                         In this opinion letter, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5                                         The courts of the Cayman Islands will recognise and enforce a foreign judgment which is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

6                                         If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

7                                         Notwithstanding any purported date of execution of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

8                                         The parties to the Documents are required to comply with the Proceeds of Crime Law, the Terrorism Law, the Anti-Money Laundering Regulations and the Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing of the Cayman Islands.

9                                         We express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such document may only be amended in writing.

10                                  The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

11                                  To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

12                                  Any provision in the Documents purporting to impose obligations on or grant rights to a person who is not a party to the Documents (a “third party”) is unenforceable by or against that third party unless the third party is expressly identified in the Documents by name, as a member of a class or as answering a particular description, which includes a person nominated or otherwise identified in the terms of the Documents and the Documents expressly provide in writing that the third party may enforce such a term.

13                                  Where a third party has been granted the right to enforce a term of a contract, the ability of the parties to the contract to rescind the contract, or vary it so as to extinguish or alter the entitlement of the third party under that right, without the  consent of such third party are limited.